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                                                                   EXHIBIT 3-a-2


                              RESOLUTION ADOPTED BY

                            THE BOARD OF DIRECTORS OF

                           CONEXANT SYSTEMS, INC. AT A

                          MEETING HELD NOVEMBER 1, 2001


        NOW, THEREFORE, BE IT RESOLVED, that effective immediately, Section 5 of
Article II of the Company's By-Laws be, and it hereby is, amended in its entirety to read as follows:

            "SECTION 5. LIST OF SHAREOWNERS. The Secretary shall, from information obtained from the transfer agent, prepare and make, at least ten days before every meeting of shareowners, a complete list of the shareowners entitled to vote at the meeting, arranged in alphabetical order, and showing the address of each shareowner and the number of shares registered in the name of each shareowner. Such list shall be open to the examination of any shareowner, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten days prior to the meeting: (a) on a reasonably accessible electronic network, provided that the information required to gain access to such list is provided with the notice of the meeting, or (b) during ordinary business hours, at the principal place of business of the Corporation. In the event that the Corporation determines to make the list available on an electronic network, the Corporation may take reasonable steps to ensure that such information is available only to shareowners of the Corporation. If the meeting is to be held at a specified place, then the list shall be produced and kept at the time and place of the meeting during the whole time thereof, and may be inspected by any shareowner who is present. If the meeting is to be held solely by means of remote communication, then the list shall also be open to the examination of any shareowner during the whole time of the meeting on a reasonably accessible electronic network, and the information required to access the list shall be provided with the notice of the meeting. The stock ledger shall be the only evidence as to who are the shareowners entitled to examine the stock ledger, the list referred to in this section or the books of the Corporation, or to vote in person or by proxy at any meeting of shareowners.";